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                         CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No.13 to the Registration Statement of Bishop Street Funds on Form N-1A (File No. 33-80514) of our report dated February 2, 1999 on our audit of the financial statements and financial highlights of the Funds which report is included in the Annual Report to Shareholders for the year ended December 31, 1998 which is incorporated herein by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Information" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 10, 1999